Exhibit 99.1

             Sabine Pass LNG, L.P. Extends Exchange Offer

    HOUSTON--(BUSINESS WIRE)--Aug. 1, 2007--Sabine Pass LNG, L.P., a subsidiary of Cheniere Energy, Inc. (AMEX:LNG) and Cheniere Energy Partners, L.P. (AMEX:CQP), announced today that it has extended its offer to exchange up to $550,000,000 of its outstanding 7 1/4% Senior Secured Notes due 2013 for 7 1/4% Senior Secured Notes due 2013 that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and up to $1,482,000,000 of its outstanding 7 1/2% Senior Secured Notes due 2016 for 7 1/2% Senior Secured Notes due 2016 that have been registered under the Securities Act (the "Exchange Offer").

    The Exchange Offer, previously scheduled to expire on July 31, 2007 at 5:00 p.m., New York City time, will now expire on August 7, 2007, at 5:00 p.m., New York City time, unless further extended by Sabine Pass LNG.

    All other terms and conditions of the Exchange Offer will remain in full force and effect. The terms and conditions of the Exchange Offer are set forth in a prospectus dated June 18, 2007. Copies of the prospectus and related letter of transmittal may be obtained from the exchange agent, The Bank of New York, Corporate Trust Operations, 101 Barclay Street--7 East, New York, New York 10286, Attention: Mrs. Evangeline R. Gonzales or 212-815-3738.

    The new notes are substantially identical to the notes for which they are being exchanged, except that the new notes will be registered under the Securities Act and, as a result, the transfer restrictions and registration rights provisions applicable to the original notes will not apply to the new notes.

    As of 5:00 p.m., New York City time, on July 31, 2007, $510,000,000 and $1,473,280,000 in aggregate principal amount of the 7 1/4% Senior Secured Notes due 2013 and 7 1/2% Senior Secured Notes due 2016, respectively, had been tendered in the Exchange Offer. These amounts represent approximately 92.7% and 99.4% of the outstanding 7 1/4% Senior Secured Notes due 2013 and 7 1/2% Senior Secured Notes due 2016, respectively.

    This press release shall not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Exchange Offer is being made only pursuant to a prospectus dated June 18, 2007 and the related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

    This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc., Houston
             Investor Relations and Communications Department
             Manager Investor Relations
             Christina Cavarretta, 713-375-5100
             or
             Manager Communications
             Brandy Obvintsev, 713-375-5100